EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2015
Third Quarter Results and Declares Dividend
New Share Repurchase Plan Authorized

CLEVELAND, OHIO (April 30, 2015) - Applied Industrial Technologies (NYSE: AIT) today reported third quarter fiscal 2015 sales and earnings for the three months ended March 31, 2015.

Net sales for the quarter were $680.0 million, an increase of 10.0% compared with $618.0 million in the same quarter a year ago. Net income for the quarter was $28.6 million, or $0.70 per share, compared with $30.4 million, or $0.72 per share, in the third quarter of fiscal 2014. Prior year earnings reflect a $0.07 per share benefit from one-time tax benefits and a $0.02 per share benefit from other tax accrual reversals.

For the nine months ended March 31, 2015, sales increased 14.9% to $2.07 billion from $1.81 billion in the same period last year. Net income increased to $87.4 million from $83.1 million, and earnings per share increased 7.7% to $2.11 per share from $1.96 per share last year.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “The third quarter presented some challenges, including a deceleration of industrial market demand and foreign exchange headwinds. Our overall sales increase for the quarter reflects a 10.6% increase from acquisition related volume coupled with a 1.3% rise in our core underlying operations, offset by a negative 1.9% foreign currency translation impact. We dealt with these challenges and headwinds in our top line growth through effective cost controls within the quarter, and we will take additional actions as we move towards completing our fiscal year.

“We are revising our full-year guidance range for earnings per share to between $2.80 and $2.95 per share, on a sales increase of 11.5% to 13%. Overall, Applied is well-positioned - with a strong foundation, expanding capabilities and a straightforward strategic plan. We are focused on meeting the product, service and solution needs of current and new industrial customers.”

In addition, Mr. Schrimsher announced that the Company's Board of Directors declared a quarterly cash dividend of $0.27 per common share. The dividend is payable on May 29, 2015, to shareholders of record on May 15, 2015.

During the quarter, the Company purchased 870,200 shares of its common stock in open market transactions for $37.3 million. Fiscal year to date, the Company has purchased 1.3 million shares for a total of $59.2 million. On April 28, the Board of Directors approved a new authorization to repurchase up to 1.5 million shares, in open market and negotiated transactions, replacing the existing authorization.

“We are pleased with the Board’s authorization of a new stock repurchase plan. This action reflects our continued confidence in the Company’s growth opportunities and our ongoing commitment to enhance shareholder value,” added Mr. Schrimsher.

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on Thursday, April 30. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-755-1805 or 1-212-231-2910 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at

www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21766597.

With more than 570 facilities and 5,900 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
Net Sales	$ 679,994	$ 618,006	$2,074,021	$1,805,260
Cost of sales	492,631	446,786	1,496,013	1,300,862
Gross Profit	187,363	171,220	578,008	504,398
Selling, distribution and administrative,
including depreciation	143,591	131,047	441,264	384,849
Operating Income	43,772	40,173	136,744	119,549
Interest (income) expense, net	2,121	(11)	5,738	(102)
Other (income) expense, net	(887)	(388)	(263)	(1,749)
Income Before Income Taxes	42,538	40,572	131,269	121,400
Income Tax Expense	13,928	10,178	43,830	38,253
Net Income	$ 28,610	$ 30,394	$ 87,439	$ 83,147
Net Income Per Share - Basic	$ 0.70	$ 0.73	$ 2.12	$ 1.98
Net Income Per Share - Diluted	$ 0.70	$ 0.72	$ 2.11	$ 1.96
Average Shares Outstanding - Basic	40,800	41,880	41,168	42,039
Average Shares Outstanding - Diluted	41,067	42,242	41,477	42,438

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) On July 1, 2014, the Company acquired 100% of the outstanding stock of Knox Oil Field Supply Inc. ("Knox"), headquartered in San Angelo, Texas, for a purchase price of $132.5 million.
On July 1, 2014, the Company acquired substantially all of the net assets of Rodamientos y Derivados del Norte S.A de C.V., a Mexican distributor of bearings and power transmission products and related products, and Great Southern Bearings / Northam Bearings, a Western Australia distributor of bearings and power transmission products. On November 3, 2014, the Company acquired Ira Pump and Supply Inc., a Texas distributor of oilfield pumps and supplies. The combined total purchase price of these acquisitions was $54.9 million.
The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.

(3) Effective July 1, 2013, the Company aligned the consolidation of the Company's Canadian subsidiaries in the consolidated financial statements which previously included results on a one month reporting lag. The Company has determined that the effect of this change is not material to the financial statements for all periods presented and therefore has not presented retrospective application of this change. The net impact of the lag elimination was $1.2 million of additional income and has been included within "Other (income) expense, net" on the Condensed Statements of Consolidated Income for the nine months ended March 31, 2014.

(4) During the quarter ended March 31, 2014, $2.8 million of tax reserves were reversed which reduced income tax expense by the same amount and resulted in an increase to earnings per share in the quarter of $0.07.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	June 30,
	2015	2014

Assets
Cash and cash equivalents	$ 55,165	$ 71,189
Accounts receivable, less allowances of $10,448 and $10,385	394,408	375,732
Inventories	381,085	335,747
Other current assets	55,359	53,480
Total current assets	886,017	836,148
Property, net	104,680	103,596
Goodwill	252,717	193,494
Intangibles, net	203,978	159,508
Other assets	18,761	41,423
Total Assets	$ 1,466,153	$ 1,334,169

Liabilities
Accounts payable	$ 143,881	$ 172,401
Current portion of long-term debt	2,720	2,720
Other accrued liabilities	122,466	115,834
Total current liabilities	269,067	290,955
Long-term debt	386,956	167,992
Other liabilities	73,819	74,914
Total Liabilities	729,842	533,861
Shareholders' Equity	736,311	800,308
Total Liabilities and Shareholders' Equity	$ 1,466,153	$ 1,334,169

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31,
	2015	2014

Cash Flows from Operating Activities
Net income	$ 87,439	$ 83,147
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	12,792	10,119
Amortization of intangibles	19,412	9,518
Amortization of stock appreciation rights and options	1,381	1,703
Loss on sale of property	45	37
Other share-based compensation expense	1,123	2,946
Changes in assets and liabilities, net of acquisitions	(83,601)	(60,451)
Other, net	721	(2,693)
Net Cash provided by Operating Activities	39,312	44,326
Cash Flows from Investing Activities
Property purchases	(11,009)	(6,492)
Proceeds from property sales	451	348
Acquisition of businesses, net of cash acquired	(166,479)	(17,000)
Net Cash used in Investing Activities	(177,037)	(23,144)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	51,000	30,000
Long-term debt borrowings	170,238	0
Long-term debt repayments	(2,274)	0
Purchases of treasury shares	(59,235)	(23,992)
Dividends paid	(31,807)	(29,961)
Excess tax benefits from share-based compensation	538	2,525
Acquisition holdback payments	(995)	(1,824)
Exercise of stock appreciation rights and options	232	95
Net Cash provided by (used in) Financing Activities	127,697	(23,157)
Effect of Exchange Rate Changes on Cash	(5,996)	(2,103)
Decrease in cash and cash equivalents	(16,024)	(4,078)
Cash and cash equivalents at beginning of period	71,189	73,164
Cash and Cash Equivalents at End of Period	$ 55,165	$ 69,086